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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                    FORM N-8A

           NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(a)
                      OF THE INVESTMENT COMPANY ACT OF 1940

         The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such Notification of Registration submits the following information:

NAME:     Mezzacappa Multi-Strategy Fund, LLC

ADDRESS OF PRINCIPAL BUSINESS OFFICE (NO. & STREET, CITY, STATE, ZIP CODE):

c/o Mezzacappa Management, LLC
630 Fifth Avenue, Suite 2600
New York, New York 10111

TELEPHONE NUMBER (INCLUDING AREA CODE):  (212) 332-2000

NAME AND ADDRESS OF AGENTS FOR SERVICE OF PROCESS:

Francis J. Conroy
c/o Mezzacappa Management, LLC
630 Fifth Avenue, Suite 2600
New York, New York 10022

COPY TO:
Stephen Rosenberg, Esq.
Tannenbaum Helpern Syracuse & Hirschtritt, LLP
900 Third Avenue
New York, New York 10012

CHECK APPROPRIATE BOX:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of form N-8A:

Yes   [X]           No   [  ]



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                                   SIGNATURES

         Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this Notification of Registration to be duly signed on its behalf in the City of New York and the State of New York on the 20th day of August, 2003.

                                  MEZZACAPPA MULTI-STRATEGY FUND, LLC
                                  (Name of Registrant)

                                   By: /s/ Damon Mezzacappa
                                       --------------------------
                                       Name:   Damon Mezzacappa
                                       Title:  President

ATTEST:

/s/ Francis J. Conroy
-------------------------
Name:   Francis J. Conroy
Title:  Vice President